S T O C K   A P P R E C I A T I O N   R I G H T S   C E R T I F I C A T E

Non-transferable
G R A N T   T O

_________________
(“Grantee”)

by Journal Communications, Inc. (the "Company") of Stock Appreciation Rights with respect to

[_________________]

shares of its Class [A][B] Common Stock, $0.01 par value (the "SARs"), having a base value of $____ per share (the "Base Value")

pursuant to and subject to the provisions of the Journal Communications, Inc. 2007 Omnibus Incentive Plan (the “Plan”) and to the terms and conditions set forth on the following page (the “Terms and Conditions”). Capitalized terms used herein and not otherwise defined shall have the meanings assigned to such terms in the Plan.

Unless vesting is accelerated in accordance with the Plan or in the discretion of the Committee, the SARs shall vest (become exercisable) in accordance with the following schedule:

Continuous Status as a Participant
after Grant Date	Percent of SARs Vested

        IN WITNESS WHEREOF, Journal Communications, Inc., acting by and through its duly authorized officers, has caused this Certificate to be executed as of the Grant Date.

JOURNAL COMMUNICATIONS, INC.
By:____________________________	Grant Date:_____________________________________

TERMS AND CONDITIONS
1.    Base Value and Benefit. The Base Value of each SAR is equal to the Fair Market Value of a share of Class [A][B] Common Stock on the Grant Date. Each SAR entitles Grantee to receive from the Company upon the exercise of the SAR an amount, payable in shares of Class [A][B] Common Stock, equal to the excess, if any, of (a) the Fair Market Value of one share of Class [A][B] Common Stock on the date of exercise, over (b) the Base Value per share.

2.    Vesting of SARs. The SARs shall vest (become exercisable) in accordance with the schedule shown on Page 1 of this Certificate. Notwithstanding the vesting schedule, the SARs shall become fully vested and exercisable upon (i) Grantee’s death or Disability during his or her Continuous Status as a Participant, (ii) a Change in Control, unless the SARs are assumed by the surviving entity or otherwise equitably converted or substituted in connection with the Change in Control, or (iii) if the SARs are assumed by the surviving entity or otherwise equitably converted or substituted in connection with a Change in Control, the termination of Grantee’s employment by the Company without Cause (or Grantee’s resignation for Good Reason as provided in any employment, severance or similar agreement between Grantee and the Company or an Affiliate) within two years after the effective date of the Change in Control.

3.    Term of SARs and Limitations on Right to Exercise. The term of the SARs is a period of ten years, expiring at 5:00 p.m., Central Time, on the tenth anniversary of the Grant Date (the “Expiration Date”). To the extent not previously exercised, the SARs will lapse prior to the Expiration Date upon the earliest to occur of the following circumstances:

    (a)        Three months after the termination of Grantee’s Continuous Status as a Participant for any reason other than (i) for Cause, (ii) by reason of Grantee’s death, Disability, or Retirement, or (iii) following a Change in Control.

    (b)        Twelve months after the date of the termination of Grantee’s Continuous Status as a Participant (i) by reason of his or her Disability, or (ii) for any reason other than Cause or Retirement following a Change in Control.

(c) Twelve months after the Grantee’s death, if Grantee dies while employed, or during the three-month period described in subsection (a) above or during the twelve-month period described in subsection (b) above and before the SARs otherwise lapse. Upon Grantee’s death, the SARs may be exercised by Grantee’s beneficiary designated pursuant to the Plan.	(d) 5:00 p.m., Central Time, on the Expiration Date if the Grantee’s termination of Continuous Status as a Participant is by reason of his or her Retirement.

    (e)        5:00 p.m., Central Time, on the date of the termination of Grantee’s Continuous Status as a Participant if such termination is for Cause.

If Grantee returns to employment with the Company during the designated post-termination exercise period, then Grantee shall be restored to the status Grantee held prior to such termination but no vesting credit will be earned for any period Grantee was not in Continuous Status as a Participant. If Grantee or his or her beneficiary exercises a SAR after termination of service, the SAR may be exercised only with respect to the Shares that were otherwise vested on Grantee’s termination of service, including SARs vested by acceleration under section 2.

4.    Exercise of SARs. The SARs shall be exercised by written notice directed to the Chief Accounting Officer of the Company or his or her designee at the address and in the form specified by the Company from time to time. If the person exercising a SAR is not Grantee, such person shall also deliver with the notice of exercise appropriate proof of his or her right to exercise the SAR.

5.    Withholding. The Company or any employer Affiliate has the authority and the right to deduct or withhold, or require Grantee to remit to the employer, an amount sufficient to satisfy federal, state, and local taxes (including Grantee’s FICA obligation) required by law to be withheld with respect to any taxable event arising as a result of the exercise of the SARs. The withholding requirement may be satisfied, in whole or in part, at the election of the Company, by withholding from the SAR shares of Stock having a Fair Market Value on the date of withholding equal to the minimum amount (and not any greater amount) required to be withheld for tax purposes, all in accordance with such procedures as the Company establishes.

6.    Limitation of Rights. The SARs do not confer to Grantee or Grantee’s beneficiary any rights of a shareholder of the Company unless and until shares of Stock are in fact issued to such person in connection with the exercise of the SARs. Nothing in this Certificate shall interfere with or limit in any way the right of the Company or any Affiliate to terminate Grantee’s service at any time, nor confer upon Grantee any right to continue in the service of the Company or any Affiliate.

7. Restrictions on Transfer and Pledge. No right or interest of Grantee in the SARs may be pledged, encumbered, or hypothecated to or in favor of any party other than the Company or an Affiliate, or shall be subject to any lien, obligation, or liability of Grantee to any other party other than the Company or an Affiliate. The SARs are not assignable or transferable by Grantee other than by will or the laws of descent and distribution, but the Committee may (but need not) permit other transfers. The SARs may be exercised during the lifetime of Grantee only by Grantee or any permitted transferee.	8. Restrictions on Issuance of Shares. If at any time the Committee shall determine in its discretion, that registration, listing or qualification of the Shares covered by the SARs upon any national securities exchange or under any foreign, federal, or local law or practice, or the consent or approval of any governmental regulatory body, is necessary or desirable as a condition to the exercise of the SARs, the SARs may not be exercised in whole or in part unless and until such registration, listing, qualification, consent or approval shall have been effected or obtained free of any conditions not acceptable to the Committee.

9.    Plan Controls. The terms contained in the Plan are incorporated into and made a part of this Certificate and this Certificate shall be governed by and construed in accordance with the Plan. In the event of any actual or alleged conflict between the provisions of the Plan and the provisions of this Certificate, the provisions of the Plan shall be controlling and determinative.

10.    Successors. This Certificate shall be binding upon any successor of the Company, in accordance with the terms of this Certificate and the Plan.

11. Notice. Notices and communications under this Certificate must be in writing and either personally delivered or sent by registered or certified United States mail, return receipt requested, postage prepaid. Notices to the Company must be addressed to: Journal Communications, Inc., 333 West State Street, Milwaukee, Wisconsin, 83203, Attn: Chief Accounting Officer, or any other address designated by the Company in a written notice to Grantee. Notices to Grantee will be directed to the address of Grantee then currently on file with the Company, or at any other address given by Grantee in a written notice to the Company.